Exhibit 99.1

NEWS RELEASE Contacts: Gastar Exploration Ltd. J. Russell Porter, Chief Executive Officer 713-739-1800 / rporter@gastar.com
For Immediate Release	Investor Relations Counsel: Lisa Elliott / Anne Pearson DRG&L: 713-529-6600 lelliott@drg-l.com / apearson@drg-l.com

Gastar Exploration Ltd. Announces Pricing of Public Offering of

8.625% Series A Preferred Stock of Gastar Exploration USA, Inc.

HOUSTON, June 20, 2011 – Gastar Exploration Ltd. (NYSE Amex: GST) (the “Company”) announced today that Gastar Exploration USA, Inc., the wholly-owned subsidiary of the Company (“Gastar USA”), has priced an underwritten public offering of 646,295 shares of perpetual and non-convertible 8.625% Series A Cumulative Preferred Stock (liquidation preference of $25.00 per share) at a public offering price of $23.25 per share. The effective current yield of Gastar USA’s 8.625% Series A Cumulative Preferred Stock is 9.27%. The offering is expected to close on June 23, 2011.

The Company will guarantee the payment of dividends that have been declared by the board of directors of Gastar USA, amounts payable upon redemption or liquidation, dissolution or winding up, and any other amounts due with respect to the Series A Cumulative Preferred Stock, to the extent described in the prospectus supplement. The offering is being made on a “best efforts” basis pursuant to an effective shelf registration statement that the Company and Gastar USA previously filed with the Securities and Exchange Commission (the “SEC”). Upon issuance, the Company anticipates that Gastar USA’s 8.625% Series A Cumulative Preferred Stock will be listed for trading on the NYSE Amex under the ticker symbol “GST.PR.A.”

McNiccol, Lewis & Vlak LLC is acting as book running manager for the offering.

The net proceeds to the Company from the offering will be approximately $13.8 million, after deducting underwriting discounts, commissions and estimated offering expenses. The Company intends to use the net proceeds from the offering to repay borrowings under Gastar USA’s revolving credit facility, which were incurred to pay for the Company’s capital expenditure program and for general corporate purposes. Any remaining proceeds will be used to fund additional capital expenditures or to provide working capital for general corporate purposes.

The offering is being made pursuant to an effective shelf registration statement that the Company and Gastar USA previously filed with the Securities SEC. A final prospectus supplement relating to the offering will be filed with the SEC. Before you invest, you should read the prospectus in the registration statement and related prospectus supplements and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by written request to Gastar Exploration USA, Inc., 1331 Lamar, Suite 650, Houston, Texas 77010, Attention: Investor Relations. Alternatively, you may obtain these documents by contacting the book-running manager as follows:

McNicoll, Lewis & Vlak LLC

Randy Billhardt

212-542-5882 / rbillhardt@mlvco.com

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company or Gastar USA, nor shall there by any sale of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Gastar Exploration

Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States. Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as shale resource plays. We are pursuing natural gas exploration in the Marcellus Shale in the Appalachian area of West Virginia and central and southwestern Pennsylvania and in the deep Bossier gas play in the Hilltop area of East Texas. We also conduct limited coal bed methane development activities within the Powder River Basin of Wyoming and Montana. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. A statement identified by the words “expects,” “projects,” “plans,” and certain of the other foregoing statements may be deemed forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. The NYSE Amex has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

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